EXHIBIT 99.1

CINEDIGM ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES

(Los Angeles, CA and New York, NY; April 23, 2015) – Cinedigm Corp. (NASDAQ: CIDM) (the “Company”), a leading independent content distributor in the United States, announced today that it intends to offer, subject to market conditions and other factors, $60,000,000 aggregate principal amount of convertible senior notes due 2035 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchaser of the notes a 30-day option to purchase up to $9,000,000 additional aggregate principal amount of the notes.

The notes will be senior unsecured obligations of the Company.  The notes will be convertible at the option of holders of the notes at any time until the close of business on the business day immediately preceding the maturity date.  Upon conversion, the Company will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of its common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock. The interest rate, the conversion rate and the other terms of the notes will be determined by negotiations among the Company and the initial purchaser of the notes.

The Company expects to use approximately $18.2 million of the net proceeds from the offering to repay borrowings under and terminate the Company’s term loan and intends to use the remainder of the net proceeds from the offering to fund, in an amount not to exceed $30 million, the cost of repurchasing shares of its common stock pursuant to the forward stock purchase agreement described below and for working capital and general corporate purposes, including development of the Company’s OTT channels and applications and possible acquisitions. However, the Company has no current commitments or obligations with respect to any acquisitions.

Concurrently with the offering of notes, the Company is entering into an amendment to its credit agreement.  Upon repayment of the term loan under the credit agreement with $18.2 million of proceeds from the offering, the amendment will, among other things, extend the term of the revolving loans to March 31, 2018, provide for the release of the equity interests in the Company’s subsidiaries that are currently pledged as collateral without affecting the remaining collateral, change the interest rate as described below, replace all financial covenants with a single debt service coverage ratio test commencing at June 30, 2016 as applied to the revolving loans, and provide consent to the issuance of the notes. After the effectiveness of the amendment, the revolving loans will bear interest at Base Rate (as defined in amendment) plus 3% or LIBOR plus 4%, at our election, but in no event may the elected rate be less than 1%.

In connection with the offering, the Company intends to enter into a privately negotiated forward stock purchase transaction with a financial institution (the “forward counterparties”), pursuant to which the Company will purchase a specified number of shares of common stock for settlement on or about the fifth year anniversary of the issuance date of the notes, subject to the ability of the forward counterparty to elect to settle all or a portion of its forward stock purchase transaction early. The forward stock purchase transaction is generally expected to facilitate privately negotiated derivative transactions between the forward counterparty and holders of the notes, including swaps, relating to our shares of the Company’s common stock by which holders of the notes will establish short positions relating to the Company’s common stock and otherwise hedge their investments in the notes concurrently with, or shortly after, the pricing of the notes.

The Company’s entry into the forward stock purchase transaction with the forward counterparty and the entry by the forward counterparty into derivative transactions in respect of shares of the Company’s common stock with the purchasers of the notes could have the effect of increasing, or reducing the size of any decrease in, the price of the Company’s common stock concurrently with, or shortly after, the pricing of the notes.

The notes and the shares of the Company’s common stock issuable upon conversion thereof have not been, and will not be, registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT CINEDIGM:
Cinedigm is a leading independent content distributor in the United States. Additionally, the Company has become a leader in the quickly evolving over-the-top digital network business.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp

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Cinedigm Public Relations:
MBC
Maggie Begley
Maggie@mbcprinc.com
310-301-1785

Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
Office 424-281-5417
Mobile 310-466-5135